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                           TELEPHONE AND SERVICE AGREEMENT


     AGREEMENT made as of the 3RD day of AUGUST, 1998, by and between Westcore Trust, a Massachusetts business trust, having its principal office and place of business at 370 17th Street, Suite 3100, Denver, Colorado 80202 (the "Trust"), and ALPS Mutual Funds Services, Inc., a Colorado corporation having its principal office and place of business at 370 17th Street, Suite 3100, Denver, Colorado 80202 ("ALPS");

     WHEREAS, the Trust, ALPS and Denver Investment Advisors LLC ("DIA") have entered into an Administration Agreement dated as of October 1, 1995 (the "Administration Agreement") pursuant to which ALPS provides services for the Trust as co-administrator; and

     WHEREAS, the Trust desires to appoint ALPS to provide additional services as its telephone servicing agent, and ALPS desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree:

Article 1.  TERMS OF APPOINTMENT; DUTIES OF ALPS

     1.01 Subject to the terms and conditions set forth in this Agreement, the Trust hereby appoints ALPS, and ALPS agrees, to act as its telephone servicing agent for the Trust's authorized and issued shares of beneficial interest (the "Shares") of any portfolio (each, a "Fund") of the Trust, in connection with responding to inquiries from shareholders of the Trust ("Shareholders").

     1.02 ALPS will perform the following services in accordance with the Trust's prospectus or prospectuses as they are in effect from time to time:

     (a) Receive and accept orders for the purchase of Shares and input this information directly into the transfer agency system for processing on the same business day for orders received prior to market close and next business day for orders received after market close;

     (b) Receive and accept orders for the redemption of Shares and input this information directly into the transfer agency system for processing on the same business day for orders received prior to market close and next business day for orders received after market close;

     (c)  Provide general information about the Funds;


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     (d)  Receive and accept orders and instructions for maintenance of account information on shareholder accounts; and

     (e) Maintain a telephone recording system that records all orders and instructions. ALPS shall maintain these records in accordance with applicable federal and state regulations.

     1.03 ALPS will perform services hereunder in accordance with such written procedures as may be developed from time to time by ALPS, DIA and (in appropriate circumstances) the transfer agent of the Trust (the "Transfer Agent"). The Transfer Agent may continue to perform some of these services, and is expected to continue to deal directly with servicing agents that maintain omnibus accounts for their shareholders pursuant to agreements with the Trust or DIA.

Article 2.  FEES AND EXPENSES

     2.01 For the performance by ALPS pursuant to this Agreement, the Trust will pay ALPS the fees set forth in Schedule A hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time by written agreement between the Trust and ALPS.

     2.02 In addition to the fee paid under Section 2.01 above, the Trust will reimburse ALPS for out-of-pocket expenses, including but not limited to postage, forms, telephone, microfilm and microfiche.

     2.03 The Trust shall pay all fees and reimburse expenses within thirty days following the receipt of the proper invoices.

Article 3.  REPRESENTATIONS AND WARRANTIES OF ALPS

     ALPS represents and warrants to the Trust that:

     3.01 It is a company duly organized and existing and in good standing under the laws of the State of Colorado.

     3.02 It is duly qualified to carry on its business in the State of Colorado.

     3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

     3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.


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     3.05  It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     Article 4.  REPRESENTATIONS AND WARRANTIES OF THE TRUST

     The Trust represents and warrants to ALPS that:

     4.01 It is a business trust duly organized and existing and in good standing under the laws of Massachusetts.

     4.02 It is empowered under applicable laws and by its Trust Indenture and Code of Regulations to enter into and perform this Agreement.

     4.03 All Trust proceedings required by said Trust Indenture and Code of Regulations have been taken to authorize it to enter into and perform this Agreement.

     4.04 It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

     4.05 A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

Article 5.  PROPRIETARY AND CONFIDENTIAL INFORMATION

     5.01 ALPS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Funds and prior, present or potential Shareholders (and clients of Shareholders), and not to use such records and information for any purpose other than in performing responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, except as may be required by law.

     5.02 The Trust agrees that all books, records, information and data pertaining to the business of ALPS which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

Article 6.  LIMITATION OF LIABILITY; INDEMNIFICATION

     6.01 ALPS shall not be responsible for, and the Trust shall indemnify and hold ALPS harmless from and against, any and all


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losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

     (a) all actions taken or omitted to be taken by ALPS pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

     (b) the Trust's lack of good faith, negligence or willful misconduct which arises out of the breach of any covenant, representation or warranty of the Trust hereunder;

     (c) the good faith reliance on or use by ALPS of written information, records and documents or services which (i) are received or relied upon by ALPS and furnished to it or performed by or on behalf of the Trust, and (ii) have been prepared, maintained and/or performed by the Trust or any other authorized person or firm on behalf of the Trust; and

     (d) the reliance on, or the carrying out by ALPS of, any instructions or requests of the Trust

     6.02 At any time ALPS may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by ALPS under this Agreement, and ALPS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the written opinion of such counsel (provided such counsel is reasonably satisfactory to the Trust). ALPS shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided ALPS by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

     6.03 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

     6.04  In order that the indemnification provisions contained in this
Article 6 shall apply, upon the assertion of a claim for


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which the Trust may be required to indemnify ALPS, ALPS shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all developments concerning such claim. The Trust shall have the option to participate with ALPS in the defense of such claim or to defend against said claim in its own name or in the name of ALPS. ALPS shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify ALPS except with the Trust's prior written consent.

     6.05 ALPS shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

Article 7.  COVENANTS OF ALPS

     7.01 ALPS shall establish and maintain facilities and procedures reasonably acceptable to the Trust.

     7.02 Alps shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable, as required by applicable laws, rules and regulations. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the rules thereunder, ALPS agrees that all such records prepared or maintained by ALPS relating to the services to be performed by ALPS hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and rules, and will be surrendered promptly to the Trust on and in accordance with its request. Additionally, ALPS will make available to the Trust and its authorized representatives records maintained by ALPS pursuant to this Agreement for reasonable inspection, use and audit, and will take all reasonable action to assist the Trust's independent accountants in rendering their opinion.

Article 8.  TERMINATION OF AGREEMENT

     8.01 This Agreement may be terminated by either party upon sixty (60) days written notice to the other.

     8.02 Should the Trust exercise its right to terminate, other than as a result of a breach of this Agreement by ALPS, out-of-pocket and other reasonable expenses associated with the movement of records and material that ALPS incurs will be borne by the Trust in an amount not to exceed $5,000.


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Article 9.  ASSIGNMENT

     9.01 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     9.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 10.  AMENDMENT

     10.01 This Agreement may be amended only by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Trust.

Article 11.  COLORADO LAW TO APPLY

     11.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Colorado.

Article 12.  ENTIRE AGREEMENT

     12.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 13.  COUNTERPARTS

     13.01 This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Article 14.  LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

     14.01 The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987, which is hereby referred to and copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust


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Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

WESTCORE TRUST



By:
    -----------------------------
Name:  Kenneth V. Penland
Title: President


ALPS MUTUAL FUNDS SERVICES, INC.



By:
    -----------------------------
Name:  Edmund Burke
Title: Executive Vice President


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                                      SCHEDULE A


     The Trust shall pay ALPS a monthly base fee at the annual rate of $15,000 per year during the term of the Agreement, PROVIDED, however, that the entire base fee for the initial year shall be paid when ALPS begins to provide services under the Agreement.

     In addition, the Trust shall pay ALPS a monthly fee at the annual rate of $2.00 for each shareholder account (as calculated by the Transfer Agent) that is open during the immediately preceding month.

     In addition, the Trust shall pay ALPS a fee of $2.50 for each telephone call received by ALPS from a Shareholder or prospective Shareholder in connection with services rendered by ALPS pursuant to the Agreement.


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